Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMKOR TECHNOLOGY, INC.
Amkor Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
FIRST:        The name of the Corporation is “Amkor Technology, Inc.”. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 26, 1997.
SECOND:    This Amended and Restated Certificate of Incorporation restates and integrates and amends in its entirety the Certificate of Incorporation of the Corporation to read in full as set forth on Exhibit A attached hereto.
THIRD:    The Corporation’s Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the vote of the stockholders therefor.
FOURTH:    This Amended and Restated Certificate of Incorporation was duly adopted by vote of the stockholders in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.
FIFTH:    This Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, Amkor Technology, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed in its name this 15th day of May, 2025.

Amkor Technology, Inc.

By: /s/ Mark N. Rogers
Name: Mark N. Rogers
Title: Executive Vice President, General Counsel, and Corporate Secretary

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMKOR TECHNOLOGY, INC.

FIRST:    The name of the Corporation is Amkor Technology, Inc. (the “Corporation”).
SECOND:    The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the city of Wilmington, County of New Castle zip code 19808. The name of the registered agent at such address is the Corporation Service Company.
THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH:    The Corporation is authorized to issue two classes of stock to be designated respectively Common Stock and Preferred Stock. The total number of shares of all classes of stock which the Corporation has authority to issue is 510,000,000, consisting of 500,000,000 shares of Common Stock, $.001 par value (the “Common Stock”), and 10,000,000 shares of Preferred Stock, $.001 par value (the “Preferred Stock”).
The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series of Preferred Stock, including without limitation authority to fix by resolution or resolutions, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.
The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issue of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
FIFTH:    The Corporation is to have perpetual existence.
SIXTH:    The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.
SEVENTH:    The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.
EIGHTH:    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation upon an affirmative majority vote.
NINTH:    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
TENTH:    At the election of directors of the Corporation, each holder of stock of any class or series shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.
ELEVENTH:    Any action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.
TWELFTH:    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
THIRTEENTH:    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.